Exhibit 10.04

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of September 1, 2002, is entered into between American Spectrum Realty, Inc., a Maryland corporation (the “Company”), and Thomas N. Thurber (“Executive”).

Recitals

A.            The Company is a corporation intended to be qualified and to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

B.            The Company wishes to employ Executive and Executive wishes to be employed by the Company, on the terms and conditions set forth below.

THEREFORE, the parties agree as follows:

1.             Employment Duties.  During the Term (as defined in paragraph 2 below), the Company will initially employ Executive as its Senior Vice President Corporate Development. Executive will devote substantially all of his business time and attention to the performance of his duties under this Agreement.  Executive shall have the duties, rights and responsibilities normally associated with his position with the Company, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the President or Chief Executive Officer of the Company or by the Board of Directors.  Such duties are generally set forth in the Bylaws of the Company and by memorandum to Executive of even date with this employment agreement.  If the Company shall so request, Executive shall act as an officer and/or director of any of the subsidiaries of the Company as they may now exist or may be established by the Company in the future without any compensation other than that provided for in paragraph 3.

2.             Term.  The term of Executive’s employment under this Agreement (the “Term”) will begin on the date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the second anniversary of the date hereof; provided that this Agreement will automatically renew for additional one-year periods unless either party gives written notice to the other not to extend the Term not less than 90 days prior to the then next upcoming expiration date.

3.             Salary and Bonus.

a.             Salary.  During each year of the Term, Executive will receive a salary at the annual rate of $300,000 (the “Base Salary”).

b.             Bonus.  In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus payable within 120 days after the end of each year ended December 31 in an amount which shall be determined in the sole discretion of the Board of Directors taking into account such factors concerning the performance of the Company and Executive and the Executive’s overall compensation level, as shall be determined by the Board of Directors.  Per annum, the amount of the incentive bonus shall be determined in the sole discretion of the Board of Directors and Executive shall not be entitled to any incentive bonus unless and until such incentive bonus is approved by the Board of Directors.

4.             Fringe Benefits.  In addition to the other compensation payable pursuant to this Agreement, during the Term:

a.             Standard Benefits.  Executive will be entitled to receive such fringe benefits and perquisites, including medical and life insurance, as are generally made available from time to time to senior management employees and Executives of the Company and to participate in any pension, profit–sharing, stock option or similar plan or program established from time to time by the Company for the benefit of its senior management employees.

b.             Vacation and Sick Leave.  Executive will be entitled to such periods of paid vacation (not less than three weeks per year) and sick leave allowance each year that are consistent with the Company’s vacation and sick leave policy for senior management.

c.             Business Expenses.  The Company will pay or reimburse Executive for all business–related expenses incurred by Executive and approved by the Chief Executive Officer in writing in the course of his performance of duties under this Agreement, subject to the procedures established by the Company from time to time with respect to incurrence, substantiation, reasonableness and approval.  Also see Exhibit B relating to reimbursement of relocation costs.

d.             Stock Options.  Executive shall be entitled to participate in employee stock plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans.  Simultaneously with the closing of the consolidation of the Company, Executive received (i) pursuant to and subject to the Company’s Omnibus Stock Incentive Plan (the “Plan”), a grant of 50,000 stock options, for common stock of the Company.  The options are 25% exercisable at the date of grant and the balance of which become exercisable subject to Executive’s continuing to be employed by the Company under the formula described in Exhibit A to this Agreement.  The options were granted (i) 50% on the closing of the consolidation pursuant to the Company’s Registration Statement on Form S-4 at an option exercise price of $15.00 per share and (ii) 50% on June 1, 2001 at an option exercise price equal to the $6.77 per share.

Executive has previously received a grant of 35,000 shares of restricted stock pursuant to the Plan, which shares shall be subject to repurchase by the Company on termination of Executive’s employment for a price of $.01 per share, which repurchase option for 25% of the shares shall lapse upon execution of this Agreement.   The remainder of the Company’s repurchase option shall lapse under a formula described in Exhibit A to this Agreement. Notwithstanding the foregoing, stock options granted to Executive shall become exercisable and repurchase restrictions on stock grants shall lapse in full upon Executive’s termination of employment by Executive with Good Reason or by the Company without Cause, and Executive shall have one (1) year from such termination, or remaining term of the option, if earlier, to exercise such options.

5.             Termination of Employment.

a.             Death and Disability.  Executive’s employment under this Agreement will terminate immediately upon his death and upon 30 days’ prior written notice given by the Company in the event Executive is determined to be “permanently disabled” (as defined below).

b.             For Cause.  The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below), upon providing Executive 30 days’ prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after the Executive’s receipt thereof, unless the Executive cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period or (ii) sends, within such 30-day notice period, written notice to the Board disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 9 below.  Notwithstanding the foregoing, the Company may elect to suspend all of Executives duties and restrict his access during such 30-day period.

c.             For Good Reason.  Executive may terminate his employment under this Agreement for “Good Reason” (as defined below) upon providing the Company 30 days’ prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Company’s receipt thereof, unless the Company cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period.

d.             Definitions.  For purposes of this Agreement:

(i)  Executive will be deemed “permanently disabled” if he becomes unable to discharge his normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness as determined by a physician acceptable to Executive and the Company and paid by the Company, whose determination will be final and binding.  If Executive and the Company are unable to agree on a physician, Executive and the Company will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.

(ii)  “Cause” means either (A) a breach by Executive of any material provisions of this Agreement, but only if, after notice provided in subparagraph (b) above, Executive fails to cure such breach; (B) action by Executive constituting willful misconduct or gross negligence in connection with performing his duties hereunder; (C) an act of fraud, misappropriation of funds or embezzlement by

Executive in connection with his employment hereunder; or (D) Executive is convicted of, pleads guilty to or confesses to any felony.

(iii)  “Good Reason” means the occurrence of any of the following, without the prior written consent of Executive: (A) a breach by the Company of any of its material obligations under this Agreement, but only if after expiration of the 30–day notice period provided in subparagraph (c) above, the Company fails to cure such breach or (B) change of location of Company’s offices where Executive is currently employed to a location more than 30 miles from San Diego, California or (C) if Executive ceases to report to William J. Carden or the then Chief Executive Officer of the Company, in connection with the services under this Agreement.

6.             Benefits upon Termination.

a.             Termination with Cause or Resignation.  Upon termination of Executive’s employment by the Company for Cause or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5(c) above) during the Term, the Company will remain obligated to pay Executive only the unpaid portion of his Base Salary and benefits to the extent accrued through the effective date of termination.  Any amount due under this subparagraph will be payable within 30 days after the date of termination.  In addition to whatever other rights or remedies the Company may have at law or in equity, all stock options held by Executive, whether vested or unvested as of the date of termination, shall immediately expire on the date of termination and all unvested stock-based grants shall immediately expire.

b.             Termination without Cause or for Good Reason.  The Company or the Executive shall also have the right to terminate Executive’s employment without Cause. If the Executive terminates the Executive’s employment without Cause, then the Severance Amount and the additional sums as provided in Section 6b(i) and (ii)shall not be due by the Company to the Executive.  Upon termination of Executive’s employment (x) by the Company without Cause or (y) by Executive for Good Reason, Executive will be entitled to the benefits provided below, subject to signing by Executive of a general release of claims in a form satisfactory to the Company:

(i)            the Company will pay as severance pay to Executive, in monthly installments over a twelve-month period, an amount (the “Severance Amount”) equal to one times Executive’s Base Salary and bonus for the immediately preceding calendar year or current year if the termination is in the first calendar year of employment (which shall be annualized if the applicable calendar year is less than a full year) unless the termination is covered by subsection (ii) below;

(ii)           in addition to the Severance Amount, the Company will pay to Executive, in a lump sum paid within 10 days of Executive’s notice, an amount equal to one (1.00) times Executive’s base salary and bonus for the immediately preceding calendar year, reduced by 1/24 of such amount times the number of complete months that have elapsed since the effective date of this Agreement.   By way of example, if

Executive is terminated on January 1, 2003 and his salary and bonus for 2002 was $300,000.00 then the lump sum payment shall equal $250,000.00, (calculated as  $300,000.00 minus 4/24 of $300,000.00 or $50,000.00 to equal $250,000.00)

(iii)          subject to Executive making a valid election to continue medical coverage under the Company’s group health plan, the Company will pay Executive’s COBRA premium for the shorter of (x) 12 months following Executive’s termination of employment or (y) the end of the COBRA continuation period.

c.             No Mitigation.   Executive will not be required to mitigate the amount of any payment under this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit under this paragraph 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

d              Termination Upon Death or Permanent Disability.  Upon termination of Executive’s employment upon Executive’s death or permanent disability, Executive or Executive’s estate will be entitled to the benefits provided below, subject to signing by Executive or Executive’s estate of a general release of claims in a form satisfactory to the Company:

(i)  the Company will pay as severance pay to Executive or Executive’s estate, in monthly installments over a twelve-month period, an amount equal to the Executive’s Base Salary as in effect on the date of termination of employment; and

(ii)  subject to Executive making a valid election to continue medical coverage under the Company’s group health plan, the Company will pay Executive’s COBRA premium for the shorter of (x) 12 months following Executive’s termination of employment or (y) the end of the COBRA continuation period.

e.             Expiration of this Agreement.  In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Company without Cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.

7.             No Solicitation; Confidentiality; Competition; Cooperation

a.             During the Restricted Period (defined below), neither Executive nor any Executive-Controlled Person (defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, employ in any capacity or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive or employee of the Company or of any of its affiliates.  As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

b.             Executive acknowledges that, through his status as Senior Vice President Corporate Development of the Company, he has, and will have, possession of important, confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of marketing and operating strategies, acquisition, leasing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information.  Executive agrees that all such knowledge and information constitutes a vital part of the business of the Company and its affiliates and is by its nature trade secrets and confidential information proprietary to the Company and its affiliates (collectively, “Confidential Information”).  Executive agrees that he shall not, so long as the Company remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of the Company or any of its affiliates.

c.             All memoranda, notes, notebooks, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, portable computers and the like, on microfiche, disk or by any other means, made or compiled by or on behalf of Executive or made available to him relating to the Company are and shall be the Company’s property and shall be delivered to the Company promptly upon the termination of Executive’s employment with the Company or at any other time on request and such information shall be held confidential by Executive after the termination of his employment with the Company.

d.             As used in this Agreement, “Restricted Period” shall mean the twelve (12) months following Executive’s termination of employment for any reason.

e.             Following Executive’s termination of employment, Executive will cooperate with the Company, its executives, counsel and other professional advisors (i) to the extent reasonably possible with respect to the consummation of matters that were in progress at the time of Executive’s termination of employment and (ii) with respect to any litigation or regulatory matters arising out of or related to the business, operations, or personnel of the Company (including participation in depositions, hearings and trials, as and if deemed necessary or appropriate by the Company, execution of appropriate affidavits and participation in interviews with Company counsel).  The Company shall compensate Executive at an hourly rate of $200.00 plus out of pocket travel and lodging costs which have been approved in advance by the Chief Executive Officer, for any services provided by Executive pursuant to this paragraph 7(f).

f.              The provisions contained in this paragraph 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this paragraph 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

g.             Executive agrees that the provisions of this paragraph 7 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by the Company.  Executive further covenants and agrees that if he shall violate any of his covenants under this paragraph 7, the Company shall not be obligated to make any payments or provide any benefits provided in paragraph 6 and the Company shall be entitled to recover any amounts previously paid pursuant to paragraph 6.  Such a remedy shall, however, not be exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled.  Accordingly, Executive agrees that he shall reimburse the Company for any reasonable attorneys’ fees and expenses that the Company might incur in enforcing this paragraph 7 if it is judicially determined that Executive has breached this paragraph 7.

8.             Indemnification. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in his capacity as a director, officer or employee of the Company, its affiliates and predecessors (for which the Company would be liable).  Indemnification under this paragraph 8 shall be in addition to, and not in substitution of, any other indemnification by the Company of its officers and directors.

9.             Arbitration.  The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder.  If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated.  The arbitration will be conducted in Orange County, California by a single neutral arbitrator and will be held in accordance with the rules of the American Arbitration Association.  The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto.  Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The expenses of arbitration will be borne in accordance with the determination of the arbitrator with respect thereto, except as otherwise specified in paragraph 5(b) above.  Pending a decision by the arbitrator with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

10.           Miscellaneous.

a.             Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

b.             The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

c.             The rights and obligations of the Company under this Agreement inure to the benefit of, and will be binding on, the Company and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights and obligations under this Agreement without the prior written consent of the Company; provided, further, that the Company shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Company.

d.             Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to him at his home address last known on the records of the Company or at such other address or addresses as either the Company or Executive may hereafter designate in writing to the other.

e.             The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

f.              THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS.

g.             Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.

h.             THIS AGREEMENT SUPERCEEDES ANY AND ALL OTHER UNDERSTANDINGS AND AGREEMENTS BETWEEN EXECUTIVE AND COMPANY IN ANY MANNER RELATING TO EXECUTIVE’S EMPLOYMENT, INCLUDING ANY EMPLOYMENT AGREEMENT REFERENCED IN THE S-4 FILED BY THE COMPANY WITH THE U.S. SECURITIES EXCHANGE COMMISSION, WHICH BECAME EFFECTIVE IN 2001 AND ALL SUCH OTHER AGREEMENTS ARE TERMINATED.  EXECUTIVE HEREBY RELEASES, RELIEVES AND RELINQUISHES COMPANY, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS AND REPRESENTATIVES (COLLECTIVELY THE “RELEASED PARTIES”) FROM ALL CLAIMS, LIABILITIES, DUTIES AND OBLIGATIONS WHICH EXECUTIVE MAY HAVE AGAINST THE RELEASED PARTIES AND THE EXECUTIVE AGREES TO INDEMNIFY AND HOLD THE RELEASED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL SUCH CLAIMS, LIABILITIES, DUTIES AND OBLIGATIONS.

i.              The Executive agrees to abide by all Company policies including but not limited to the requirement of strict confidentiality on all information in any manner related to the Company.  Executive shall refer any third party (being any party who is not an employee or board member of the Company) inquiries concerning the operations of the Company, past, current or future to the Chief Executive Officer.

j.              The Executive shall be deemed to have resigned from his position as Chief Financial Officer effective as of August 7, 2002.  In this regard, the Executive shall fully cooperate in filing such information and notices as may be required by law or requested by the Company announcing such resignation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

AMERICAN SPECTRUM REALTY, INC.

By:
William J. Carden, Chief Executive Officer

Thomas N. Thurber